[SYMS LOGO]
AN EDUCATED CONSUMER
IS OUR BEST CUSTOMER(R)


FOR IMMEDIATE RELEASE

                                    CONTACT:

                   Antone F. Moreira                  Douglas C. Meyer
                   Vice President, Treasurer          Vice President, Marketing
                   and Chief Financial Officer
                   (201) 902-9600                     (201) 902-9100


                   SYMS CORP CLARIFIES SHARE BUY BACK PROGRAM

Secaucus, New Jersey, May 21, 1998. Syms Corp (NYSE:SYM), a leading retailer of off-price men's, women's and children's clothes, in a clarification of its May 4, 1998 announcement regarding its Board having authorized the Company to repurchase an aggregate of up to 15% of its outstanding shares of Common Stock at prevailing market prices during the current and the following fiscal years ending February 26, 2000, announced today that none of the program's repurchases will be made privately directly from Syms family members.

Mr. Syms, Chairman of the Board of the Company, who controls approximately 41% of the outstanding shares, and other Syms family members, may make open market sales of Syms Common Stock within the volume limitations and other applicable requirements of Rule 144 while the program is in place. It is not intended that buybacks under the program be made when Syms family members are selling.

Syms Corp operates a chain of forty "off-price" apparel stores located throughout the Northeastern and middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first-quality, in season merchandise bearing nationally and internationally recognized designer and brand-name labels.


         SYMS Corp * One Syms Way, Secaucus, NJ 07094 * (201) 902-9600